                                                                     Exhibit      99.1
The National Security Group, Inc.
661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE

The National Security Group, Inc. Releases Earnings

Elba, Alabama (March 31, 2010)—The National Security Group, Inc. (NASDAQ: NSEC) today announced its financial results for the year ended December 31, 2010.  Total revenues for the year increased 5.1% to $69,392,000 compared to $66,004,000 for 2009.  Earned premium increases in the P&C segment as well as the increase in net realized investment gains were the primary contributing factors to the increase in total revenue for 2010 over 2009.

Net income for the year ended December 31, 2010 was $3,265,000, or $1.32 per share, compared to net income of $4,224,000, or $1.71 per share, for 2009.  An increase in policyholder benefits was the primary factor contributing to the decrease in net income.  Increased accident and health claims in the Life Segment contributed approximately one percentage point to the increase while increased homeowners and auto claims in the P&C segment account for most of the remaining increase.

Stockholders equity for the year ended December 31, 2010 was $43,710,000 compared to $41,168,000 at December 31, 2009, an increase of $2,542,000 or 6.2%.  The change in stockholders equity is composed of dividends paid to shareholders of $1,480,000; net income of $3,265,000 and an increase in accumulated other comprehensive income due to recoveries in investment portfolio market values of $757,000.  Yearend book value per share, defined as stockholders equity divided by common shares outstanding of 2,466,600, was $17.72 at December 31, 2010 compared to $16.69 at December 31, 2009.

A summary of income statement information follows:

	Year
	Ended December 31
	2010	2009
Premium Earned	$61,263,000	$59,594,000
Investment Income	5,089,000	5,289,000
Realized Investment Gains (Losses)	1,879,000	357,000
Other Income	1,161,000	764,000
Total Revenues	69,392,000	66,004,000

Net Income	$3,265,000	$4,224,000

Net Income Per Share	$1.32	$1.71

The National Security Group, Inc., is a regional insurance holding company with three wholly owned subsidiaries, offering a range of personal lines life, accident and health, property and liability insurance in twelve states.  The Company is listed on the NASDAQ Global Market under the symbol: NSEC. For more financial information, please visit the investor section of our website www.nationalsecuritygroup.com.

        Contact:         Brian McLeod, CFO & Treasurer
The National Security Group, Inc.
P.O. Box 703
Elba, Alabama 36323